EXHIBIT 10.37

                              EMPLOYMENT AGREEMENT


         This Employment Agreement (the "Agreement") is made as of the 16th day of March, 2009, by and between UCI Medical Affiliates of South Carolina, Inc., a South Carolina corporation ("UCI"), and Joseph A. Boyle, CPA ("Boyle").

     WHEREAS, Boyle currently serves as the Interim Chief Financial Officer of UCI; and

         WHEREAS, UCI desires to continue to employ Boyle, and Boyle desires to continue to be employed by UCI, in accordance with the terms and conditions hereinafter set forth:

         NOW, THEREFORE, in consideration of the mutual promises herein set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, agree as follows:

         1. Employment. UCI hereby agrees to continue to employ Boyle to perform the duties described in Section 3 below subject to and in accordance with the terms and conditions hereof, and Boyle hereby accepts such employment.

         2. Term. The employment hereunder shall commence on the date hereof, and shall continue until terminated in accordance with the provisions of Section 6 of this Agreement.

         3. Duties of Boyle.

                  A. In accepting employment by UCI hereunder, Boyle shall undertake and assume the responsibility of performing for and on behalf of UCI the duties of the Executive Vice-President and Chief Financial Officer of UCI, and shall report directly to the Chief Executive Officer. Except with his written consent, Boyle shall not be assigned to (i) any position of lower professional status, or (ii) a location outside of Richland or Lexington Counties, South Carolina. Boyle shall have such duties and authority as are typical of the Chief Financial Officer and Executive Vice-President of a company such as UCI, including, without limitation, those specific in UCI's bylaws.

                  B. During the term of this Agreement Boyle shall be a full-time employee of UCI, and shall devote his full working time and efforts to his duties hereunder. Boyle shall perform all of his duties hereunder to the best of his ability and shall not, directly or indirectly, engage or participate in any activities in conflict with the best interests of UCI, and will conduct all activities in strict loyalty to UCI.

          4. Compensation. As compensation for the services to be rendered by Boyle for UCI under this Agreement, Boyle shall be compensated by UCI on the following basis:

                  A. Base Salary. During the term of this Agreement, Boyle shall receive from UCI an initial annual salary of Two Hundred Twenty-Two Thousand and No/100 ($222,000) Dollars (the "Base Salary") payable in pay periods as determined by UCI, but in no event less frequently than monthly. Boyle's Base Salary shall be reviewed no less frequently than annually and may be increased (but not reduced) at the discretion of the Board of Directors of UCI (or a committee thereof) and, as so increased, shall constitute Boyle's "Base Salary" hereunder.

                  B. Incentive Bonus. During the term of this Agreement, provided that Boyle is a full-time employee of UCI on the final day of UCI's fiscal year, in addition to other compensation to be paid under this Section 4, Boyle shall receive a performance-based annual incentive bonus payment for the then completed fiscal year of UCI (the "Annual Incentive Bonus"), which shall be a percent of Base Salary. The amount actually awarded and paid to Boyle each fiscal year will be determined by the Board of Directors of UCI and will be based on specific performance criteria to be identified in writing in advance to Boyle under a separate communication. The total amount of the Annual Incentive Bonus to be paid hereunder shall be calculated by UCI and paid to Boyle within 90 days of the end of UCI's fiscal year to which the Annual Incentive Bonus applies. UCI's calculation of the Annual Incentive Bonus amount shall be conclusive and binding absent fraud or manifest and material error.

                  C. Vacation. During the term of this Agreement, Boyle annually shall be entitled to a total of twenty (20) business days of paid vacation. Such vacation days are to be taken at such time or times as Boyle may reasonably request, subject to the UCI's convenience and prior approval, which approval shall not be unreasonably withheld. Vacation time shall cumulate as specified in UCI's then current vacation policy, as amended from time to time.

                  D. Reimbursement For Expenses. During the term of this Agreement, UCI shall reimburse Boyle for all reasonable, ordinary and necessary business expenses incurred by Boyle for the benefit of UCI in the performance of his duties hereunder; provided however, reimbursement for such expenses shall require the written approval of the Board of Directors of UCI or the Chief Executive Officer of UCI. UCI shall also reimburse Boyle's reasonable expenses for continuing education courses necessary to maintain any certifications or licenses Boyle may hold.

                  E. Deferred Compensation. During the term of this Agreement, Boyle may participate in UCI's Executive Nonqualified Excess Plan, as amended from time to time (the "Plan"). During the term of this Agreement, and subject to the terms and conditions of the Plan which may be amended from time to time in accordance with the terms thereof, UCI shall make a matching credit to the deferred compensation account of Boyle in an amount equal to 300% of the first 10% of the compensation Boyle defers to his account thereunder.

                  F. Other Benefits. Boyle shall be entitled to participate in any employee benefit plans now existing or established hereafter generally available to employees of UCI or senior officers of UCI, and to all normal perquisites provided to senior officers of UCI, provided Boyle is otherwise qualified to participate in such plans or programs.

          The compensation stated above is intended to be the total compensation paid to Boyle.

         5. Confidentiality and Secrecy. Boyle acknowledges that in and as a result of his employment hereunder, he will be making use of, acquiring, and/or adding to confidential information of a special and unique nature and value relating to UCI's business, including without limitation technological knowhow, copyrights, proprietary information, trade secrets, systems, procedures, manuals, confidential reports, records, operational expertise, lists of customers and projects, the nature and type of services rendered by UCI, the equipment and methods used and preferred by UCI's customers, and the fees paid by them (all of which are deemed for all purposes confidential and proprietary). As a material inducement to UCI to enter into this Agreement and to pay to Boyle the compensation stated in Section 4 herein, Boyle covenants and agrees that during the term of his employment hereunder, and for five (5) years after the termination thereof, he shall not, directly or indirectly, make use of, or disclose to any person, any confidential information of UCI or its affiliates.

         6.       Termination.

                  A. For Cause By UCI. Notwithstanding any other provision hereof, UCI may terminate Boyle's employment under this Agreement immediately at any time for "cause." For purposes hereof the term "cause" shall include, but not be limited to, the commission of any of the following by Boyle: dishonesty; theft; unethical business conduct; indictment for a felony; indictment for a misdemeanor involving moral turpitude; drug or alcohol addiction or abuse; incompetence in the performance of material duties on behalf of UCI; violation of the terms and provisions of this Agreement; willful or recurring insubordination; or failure to attempt, in good faith, to comply with reasonable instructions of UCI. All compensation (including without limitation the Base Salary, and all perquisites and fringe benefits) to which Boyle would otherwise be entitled shall be discontinued and forfeited as of the effective date of such termination.

                  B. Without Cause By UCI. UCI may terminate this Agreement "without cause" at any time upon ninety (90) days prior written notice to Boyle. All compensation (including without limitation any prerequisites and fringe benefits, if any) to which Boyle would otherwise be entitled (for periods after the effective date of such termination) shall be discontinued and forfeited as of the effective date of such termination.

                  C. Termination By Boyle. Boyle may with or without cause terminate this Agreement upon ninety (90) days prior written notice to UCI. In the event of such termination, all compensation (including without limitation the Base Salary and any perquisites and fringe benefits, if any) to which Boyle would otherwise be entitled (for periods after the effective date of the termination) shall be discontinued and forfeited as of the effective date of such termination.

                  D. Death. In the event Boyle dies during the term of this Agreement, this Agreement shall terminate, and UCI shall pay to Boyle's estate all Base Salary accrued but unpaid through the date of Boyle's death and any deferred compensation benefit in accordance with the Plan.

         7. Burden and Benefit. This Agreement shall be binding upon, and shall inure to the benefit of UCI, Boyle, UCI's affiliates, and their respective heirs, personal and legal representatives, successors, and assigns.

         8. Assignment. This Agreement and any rights hereunder are personal to Boyle and shall not be assigned or otherwise transferred by Boyle.

         9. Governing Law/Jurisdiction. The construction and interpretation of this Agreement shall at all times and in all respects be governed by the laws of the State of South Carolina. Boyle and UCI hereby (i) agree that any litigation, action or proceeding arising out of or relating to this Agreement may be instituted in a state or federal court in Columbia, South Carolina, (ii) waives any objection which it might have now or hereafter to any such litigation, action or proceeding based upon improper venue or inconvenient forum, and (iii) irrevocably submits to the jurisdiction of such courts in any such litigation, action or proceeding. For all purposes of this Agreement, Boyle and UCI hereby further agree that service of process upon Boyle and UCI may be effected pursuant to United States mail.

         10. Usage. The section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Term such as "hereof", "hereunder", "hereto", "herein", and words of similar import shall refer to this Agreement in its entirety and all references shall refer to specified portions of this Agreement, unless the context clearly requires otherwise.

         11. Severability. The provisions of this Agreement shall be deemed severable, and the invalidity or unenforceability of any one or more of the provisions of this Agreement shall not affect the validity and enforceability of the other provisions.

         12. Notice. Any notice, request, approval, consent, demand or other communication hereunder shall be effective if in writing and upon the first to occur of the following: (i) upon receipt by the party to whom such notice, request, approval, consent, demand or other communication is being given; or
(ii) three (3) business days after being duly deposited in the U.S. Mail, certified, return receipt requested, and addressed as follows:

                  Boyle:           Joseph A. Boyle, CPA
                  ------
                                   103 Boulder Top Court
                                   West Columbia, South Carolina 29169

                  UCI:             UCI Medical Affiliates of South
                                      Carolina, Inc.
                                   4416 Forest Drive
                                   Columbia, South Carolina 29206
                                   Attn:  Chief Executive Officer

The parties hereto may change their respective addresses by notice in writing given to the other parties this Agreement.

         13. Section 409A. This Agreement is intended to comply with the requirements of Section 409A of the Internal Revenue Code and regulations promulgated thereunder (together, "Section 409A"), and shall, to the extent practicable, be construed in accordance therewith. Notwithstanding anything contained herein to the contrary, if any amount payable pursuant to this Agreement constitutes a "deferral of compensation" subject to Section 409A and if, at the date of Boyle's "separation from service," as such term is defined in
Section 409A, from UCI (his "Separation from Service"), Boyle is a "specified employee", within the meaning of Section 409A, of UCI as determined by UCI from time to time, then each such payment that would otherwise be payable to Boyle within the six (6) month period following Boyle's Separation from Service shall be delayed and paid to Boyle without interest on the first business day of the seventh month following Boyle's Separation from Service. For the avoidance of doubt, for purposes of this Agreement, any amount which would not be considered a "deferral of compensation" within the meaning of Section 409A by reason of Treas. Reg. Sections 1.409A-1(b)(4) or 1.409A-1(b)(9) shall not be considered a deferral of compensation for which payment shall be delayed in accordance with the preceding sentence. For purposes of this Agreement, each payment to which Boyle may be entitled pursuant to this Agreement shall be considered a separate payment within the meaning of Treas. Reg. Section 1.409A-2(b)(2). Notwithstanding the foregoing, to the extent that this Agreement or any payment or benefit hereunder shall be deemed not to comply with Section 409A, then neither UCI, nor any of its principals, employees, designees or agents, shall be liable to Boyle or to any other person to the extent such failure to comply results from any actions, decisions or determinations made in good faith.

         14. Entire Agreement. This Agreement contains the entire agreement and understanding by and between UCI and Boyle with respect to the employment of Boyle, and no representations, promises, agreements, or understandings, written or oral, not contained herein shall be of any force or effect. No change or modification of this Agreement shall be valid or binding unless it is in writing and signed by the party intended to be bound. No waiver of any provision of this Agreement shall be valid unless it is in writing and signed by the party against whom the waiver is sought to be enforced. No valid waiver of any provision of this Agreement at any time shall be deemed a waiver of any other provision of this Agreement at such time or at any other time.

         IN WITNESS WHEREOF, UCI and Boyle have duly executed this Agreement under seal to be effective as of the day and year first above written.

IN THE PRESENCE OF:                  UCI:


  /s Nancy Wilkes                    UCI MEDICAL AFFILIATES OF SOUTH
-----------------
Witness                              CAROLINA, INC.                     (SEAL)
                                     By:   /s D. Michael Stout
                                     ------------------------------------------
                                     D. Michael Stout, M.D.
                                     Its:  Chief Executive Officer


                                     BOYLE:



 /s Nancy Wilkes                    /s Joseph A. Boyle               (SEAL)
----------------                    ------------------
Witness                             Joseph A. Boyle, CPA